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                                    EXHIBIT I
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                     J.P. Morgan Investment Management Inc.

                        Funds with objectives similar to
                           Allmerica Investment Trust
                   Select Growth and Income Fund (the "Fund")


     J.P. Morgan Investment Management Inc. ("J.P. Morgan") acts as investment adviser to one registered investment company having similar investment objectives and policies to those of the Fund: The Disciplined Equity Portfolio ("DEP"). J.P. Morgan also acts as investment sub-adviser to a registered investment company, Endeavor-Enhanced Index Portfolio ("EEIP"), which has similar investment objectives and policies to those of the Fund. In its role as Sub-Adviser, J.P. Morgan does not act as investment adviser or administrator.

                               * * * * * * * * * *

For its services to DEP and EEIP, J.P. Morgan is paid a management fee at an annual rate of .35% of the average daily net assets of the respective portfolios.

                               * * * * * * * * * *

     The table below lists for DEP and EEIP their investment objectives and policies, the annual rate of compensation paid to J.P. Morgan and their net assets as of December 31, 1998.
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
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  Investment Company                       Investment                      Annual Rate of          Net Assets as of
         Name                              Objective                        Compensation               12/31/98
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
J.P. Morgan Investment                                                                            Approximately $316
    Management Inc.                                                                                    billion
                                                                                                   under management

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The Disciplined               To provide a consistently high total              .35%                $1,025,579,908
Equity Portfolio               return from a broadly diversified
                            portfolio of equity securities with risk
                             characteristics similar to the S&P 500
                                             Index.

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   Subadvised Mutual
         Funds

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Endeavor-Enhanced Index    To earn a total return modestly in excess            .35%                 $ 82,481,918
       Portfolio             of the total return performance of the
                           S&P 500 Index (including the reinvestment
                               of dividends) while maintaining a
                            volatility of return similar to the S&P
                                           500 Index.

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